Exhibit 10.1

Strictly Private and Confidential August 19, 2024

Fred Stephan

-- delivered electronically --

Appointment as Chief Operating Officer (“COO”)

Dear Fred,

On behalf of Amcor (the “Company”), I am pleased to provide this letter confirming your appointment as COO, reporting to me. The terms set forth in your Employment Agreement dated June 2019 (the “Employment Agreement”) will be amended as described below.

1.	Position. As COO, your duties and responsibilities are subject to change depending on the needs of the Company. Your legal employing entity will continue to be Amcor Flexibles North America.

2.	Compensation. While serving as COO:

a.	Your annualized base salary will be USD 1,150,000.

b.	You will continue to participate in the Management Incentive Plan (the “MIP”) with an incentive opportunity at target of 100% of your salary with payouts ranging from 0% to 200% based on individual and company performance.

c.	You will continue to participate in the Equity Management Incentive Plan (the “EMIP”) with an annual grant valued at 50% of the cash MIP paid to you and delivered in the form of time-based restricted share units (RSUs).

d.	You will continue to participate in the Long Term Incentive Plan (the “LTIP”) based on a grant date fair value equal to 225% of your base salary.

e.	The restricted share unit grant provided to you under the Senior Executive Retention Share Plan (“SERSP”) will continue unchanged.

f.	The terms of the MIP, EMIP, LTIP and SERSP are described in the relevant governing documents, including the 2019 Omnibus Management Share Plan, and may be modified by Amcor from time to time.

3.	Termination. The following change will apply to this clause of your Employment Agreement:

a.	The period of notice required for you to terminate your employment is amended from “…3 months’ written notice…” to read “…6 months’ written notice…”.

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Except as set forth above, all of the terms of your Employment Agreement will continue to apply, including but not limited to the confidentiality obligations contained therein. Please sign below to indicate your acceptance of the terms described in this letter, including the amendments made to your Employment Agreement.

/s/ Peter Konieczny

As of September 5, 2024

Peter Konieczny, CEO

Agreed to this 22 day of August, 2024

By: /s/ Fred Stephan

Fred Stephan

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